Exhibit 99.1

STONEMOR INC. ANNOUNCES WITHDRAWAL OF AXAR PROPOSAL, PROPOSED AMENDMENTS TO CHARTER TO BE CONSIDERED BY ITS STOCKHOLDERS AND ELECTION OF KEVIN D. PATRICK TO THE BOARD OF DIRECTORS

TREVOSE, PA – September 8 , 2020 – StoneMor Inc. (NYSE: STON) (“StoneMor” or the “Company”), a leading owner and operator of cemeteries and funeral homes, announced today that Axar Capital Management, LP (“Axar”), after determining that it will not be able to reach an agreement with the Special Committee on terms that would be satisfactory to Axar, has withdrawn its proposal to acquire all of the outstanding shares of common stock of the Company not owned by Axar or its affiliates. A copy of the letter from Axar withdrawing its proposal is attached hereto as Annex A.

Stephen J. Negrotti, Chairman of the Special Committee of the Board of Directors said, “We have worked closely with Axar over the last six weeks to evaluate its most recent proposal. We have consulted with our financial and legal advisors throughout the process. Despite these efforts, there remained a substantial difference regarding the valuation of the Company.”

Proposed Amendments to Certificate of Incorporation

In an unrelated announcement, the Company also disclosed that its Board has voted unanimously to submit two proposals to the Company’s stockholders at its 2020 Annual Meeting of Stockholders to amend its certificate of incorporation. The first proposal would effect a reverse split of the Company’s common stock at a ratio of 1-for-10 in the event that the Board deems such action to be advisable to avoid delisting on the New York Stock Exchange (the “NYSE”), or otherwise in the best interests of the Company and its stockholders at the time.

As previously reported, the Company received a notice from the New York Stock Exchange (the “NYSE”) in April 2020 stating that it was not in compliance with the NYSE’s minimum price continued listing requirements. In order to regain compliance, the closing price of the Company’s common stock on December 24, 2020 and the average closing price for the 30 trading days ending on that date must be at least $1.00. The Company also would regain compliance if the closing price of the common stock on the last trading day of any month and the average closing price for the 30 trading days ending on that date is at least $1.00.

The second proposal would declassify the Board and provide for annual elections for all directors. Currently, the Company’s Board is divided into three classes, with the members of each class serving staggered three-year terms. If the stockholders approve the proposal, each director will resign upon the effectiveness of the amendment and immediately be reappointed to the Board to serve until the Company’s 2021 annual meeting. Beginning at that meeting, all directors will stand for election annually.

The proposals to amend the Company’s certificate of incorporation will be detailed in the Company’s proxy statement, which will be filed and disseminated to the stockholders in advance of the annual meeting, which will be held on November 5, 2020. This press release is being provided for informational purposes only and does not constitute the solicitation of any vote for approval of any transaction or proposal.

Election of Kevin D. Patrick to Board

Lastly, StoneMor also announced that on September 4, 2020, the Board increased the size of the Board to eight directors and elected Kevin D. Patrick to fill the new position. Mr. Patrick has been Senior Vice President, Chief Financial Officer and Treasurer of Colonial Williamsburg Foundation since August 2017. In this capacity, he is responsible for all financial aspects of the operation of the Foundation, which has assets of approximately $1.0 billion, including an endowment of approximately $700.0 million, annual revenues in excess of $200.0 million and approximately $337.0 million in outstanding debt. Mr. Patrick holds an MBA from the University of Connecticut and a BBA in Finance from Connecticut State University’s Ancell School of Business.

Andrew Axelrod, StoneMor’s Chairman of the Board, said, “We are excited to welcome Kevin to the Company’s Board of Directors. His experience as a Chief Financial Officer, particularly in regards to corporate development, business turnarounds and financing strategies, is a perfect match as StoneMor looks to the future.”

“As I researched and met with the team at StoneMor, I have been very impressed with the turnaround strategy and the progress achieved by Joe Redling and the management team,” said Kevin D. Patrick. “I am looking forward to bringing new perspectives and experiences to the Company as a board member and am ready to support the continued turnaround efforts.”

About StoneMor Inc.

StoneMor Inc., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 319 cemeteries and 88 funeral homes in 27 states and Puerto Rico.

StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Inc. please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

CONTACT:	Investor Relations
StoneMor Inc.
(215) 826-4438

ANNEX A

AXAR CAPITAL MANAGEMENT, LP

1330 Avenue of the Americas, 30th Floor

New York, New York 10019

September 7, 2020

Special Committee of the Board of Directors

StoneMor Inc.

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

Re: Axar Take-Private Proposal

Ladies and Gentlemen:

After discussions between Axar Capital Management, LP (“Axar”, “we” or “us”) and the Special Committee of the Board of Directors (the “Special Committee”) of the StoneMor Inc. (the “Company”), it is clear to us that Axar and the Special Committee will not be able to reach an agreement with respect to a transaction between Axar and the Company on terms that would be satisfactory to Axar.

Therefore, effective as of delivery of this letter to the Special Committee, Axar hereby withdraws its proposal to acquire all of the outstanding shares of common stock of the Company not already owned by Axar and its affiliates for consideration of $0.80 per share of common stock in cash.

While we are disappointed that we could not come to an agreement that would have provided substantial value to the Company’s stockholders, we thank the Special Committee for its efforts.

Very truly yours,

AXAR CAPITAL MANAGEMENT, LP

By:	Axar GP, LLC, its General Partner

By:	/s/ Andrew Axelrod
Name: Andrew Axelrod
Title: Sole Member